                                                                      Exhibit 12




                     E. I. DU PONT DE NEMOURS AND COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)


                                                                         Years Ended December 31
                                                          -----------------------------------------------------
                                                            1996       1995      1994       1993        1992
                                                          ---------   -------   -------   ---------   ---------
Net Income ...........................................    $3,636      $3,293    $2,727    $  566(a)   $  975(a)
Provision for Income Taxes ...........................     2,345       2,097     1,655       392         836
Minority Interests in Earnings of Consolidated
  Subsidiaries .......................................        59          30        18         5          10
Adjustment for Companies Accounted for
  by the Equity Method ...............................        81          41        18        41           6
Capitalized Interest .................................      (144)       (170)     (143)     (194)       (194)
Amortization of Capitalized Interest .................       191(b)      154       154       144         101
                                                          ------      ------    ------    ------      ------
                                                           6,168       5,445     4,429       954       1,734
                                                          ------      ------    ------    ------      ------

Fixed Charges:
  Interest and Debt Expense ..........................       729         758       559       594         643
  Adjustment for Companies Accounted for by
    the Equity Method - Interest and Debt Expense ....        70          71        55        42          62
  Capitalized Interest ...............................       144         170       143       194         194
  Rental Expense Representative of Interest Factor ...       118         113       118       143         151
                                                          ------      ------    ------    ------      ------
                                                           1,061       1,112       875       973       1,050
                                                          ------      ------    ------    ------      ------

Total Adjusted Earnings Available for Payment of
  Fixed Charges ......................................    $7,229      $6,557    $5,304    $1,927      $2,784
                                                          ======      ======    ======    ======      ======

Number of Times Fixed Charges Are Earned .............       6.8         5.9       6.1       2.0         2.7
                                                          ======      ======    ======    ======      ======

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(a) Income Before Extraordinary Item and Transition Effect of Accounting
    Changes.
(b) Includes write-off of capitalized interest associated with divested businesses.